                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 29, 1997

                           CRESCENT OPERATING, INC.
             (Exact name of Registrant as specified in its Charter)


       Delaware                              333-25223                          75-2701931
(state of organization)                (Commission File Number)        (IRS Employer Identification
                                                                                  Number)

306 West 7th Street
Suite 1025
Fort Worth, Texas
(Address of Principal Executive                                                 76102
offices)                                                                      (Zip code)





                                 (817) 877-0477
              (Registrant's telephone number, including area code)


                               777 Main Street
                              Fort Worth, Texas
        (Former Name or Former Address, if changed since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS


        Pursuant to a purchase agreement dated as of September 29, 1997, Crescent Operating, Inc. (the "Company") acquired 100% (50 shares) of the voting common stock (the "Voting Stock") of Desert Mountain Development Corporation ("Desert Mountain Development"), a Delaware corporation which is the sole general partner of Desert Mountain Properties Limited Partnership ("Desert Mountain Partnership"), a Delaware limited partnership which owns Desert Mountain, a master-planned, luxury residential and recreational community in northern Scottsdale, Arizona. The Voting Stock comprises five percent of the total outstanding common stock of, and represents a five percent economic interest in, Desert Mountain Development. The Voting Stock was purchased from Crescent Real Estate Equities Limited Partnership ("Crescent Real Estate"), a Delaware limited partnership, for a cash purchase price of approximately $3.24 million. The Company also will reimburse Crescent Real Estate the total amount of the expenses, legal fees and transaction costs (including carrying costs at eight percent per annum) incurred by Crescent Real Estate in connection with Crescent Real Estate's previous investment in the Voting Stock (which amount has not yet been determined). Crescent Real Estate currently owns 100% (950 shares) of the non-voting common stock of Desert Mountain Development.

        Desert Mountain Development currently holds a 93% interest in Desert Mountain Partnership. The sole limited partner of Desert Mountain Partnership, with a current 7% economic interest, is Sonora Partners Limited Partnership, whose principal owner is Lyle Anderson, the original developer of Desert Mountain. Desert Mountain Partnership has entered into an advisory agreement with the Lyle Anderson Company pursuant to which Mr. Anderson provides advisory services in connection with the operation and development of Desert Mountain. Desert Mountain is an 8,300-acre property that is zoned for the development of approximately 4,500 lots, approximately 1,500 of which have been sold. The current plans for Desert Mountain, however, contemplate limiting development in order to maintain the exclusive nature of the community. Desert Mountain also includes The Desert Mountain Club, a private golf, tennis and fitness club which serves over 1,600 members and offers four Jack Nicklaus signature 18-hole golf courses. One of these courses is Cochise, the site of the Senior PGA Tour's The Tradition golf tournament.

        The Company funded the purchase of the Voting Stock with proceeds from the $20.4 million line of credit (the "Line of Credit") provided by Crescent Real Estate. The Line of Credit bears interest at the rate of 12% per annum and is payable on an interest-only basis during its term, which expires on the later of (i) May 21, 2002 or (ii) five years after the last draw under the Line of Credit. Draws may be made under the Line of Credit until June 22, 2002. The Line of Credit is a recourse obligation and amounts outstanding thereunder are or will be secured, to the extent not prohibited by preexisting arrangements, by a first lien on the assets owned by the Company now or in the future (other than assets acquired after June 30, 1997, which may be pledged in the future to secure nonrecourse loans).

        The Voting Stock was offered by Crescent Real Estate to the Company in accordance with an intercompany agreement, dated as of June 3, 1997, by and between the Company and Crescent Real Estate (the "Intercompany Agreement"), pursuant to which the Company and Crescent Real Estate agreed to provide each other with rights to participate in certain transactions. The Intercompany Agreement provides that Crescent Real Estate must give the Company written notice of certain lessee opportunities as to which Crescent Real Estate determines that the Company is qualified to be the lessee which become available, and during the 30-day period following such notice, the Company has the right of first refusal and has the right to negotiate on an exclusive basis with Crescent Real Estate with respect to such opportunities. In connection with the purchase of the Voting Stock, the Company has agreed to waive its rights under the Intercompany Agreement with respect to the 30-day period.

     The financial statements required to be filed with this Form 8-K, pursuant to Item 7 of Form 8-K, will be filed by the Company in a form 8-K/A within 60 days after the filing of this Form 8-K, in accordance with Item 7(a)(4) and Item 7(b)(2)) of Form 8-K.

                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  October 10, 1997                CRESCENT OPERATING, INC.

                                        By:  /s/ JEFFREY L. STEVENS
                                             ---------------------------
                                             Jeffrey L. Stevens
                                             Treasurer, Chief Financial
                                             Officer and Secretary